EXHIBIT 99.1

June 30, 2011

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION ANNOUNCES RECEIPT OF $450,000 AND PLANS FOR ADDITIONAL DEVELOPMENT OF PROPERTIES

MIDLAND, TEXAS, June 30, 2011 – Mexco Energy Corporation (AMEX:MXC) today announced developments regarding oil and gas properties in the Permian Basin.

Mexco announced receipt of $450,000 in cash from Energen Corporation (NYSE:EGN) for the assignment of a five year term leasehold interest in 200 acres at $2,250 per acre.  The assignment covers depths of 7,680’ to 11,500’ feet from the surface.  Mexco retained a royalty of 8.33%.  This interest has potential for oil production from the Avalon and Bone Springs in separate intervals by horizontal drilling above the prolific Vermejo Fusselman Gas Field of Loving County, Texas.

Mexco also announced plans to participate in the drilling of an additional 59 infill wells in the Yeso/Paddock formations of the Dodd-Federal Unit in the Grayburg San Andres Jackson Field of Eddy County, New Mexico.  These wells are proposed to be drilled in the next twelve months to a total depth of approximately 5,000 feet.  The unit, operated by Concho Resources, Inc. (NYSE:CXO), currently contains approximately 115 producing wells.  Mexco’s working interest in this unit is .1848% (.14% net revenue interest).

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties.  For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

FORWARD-LOOKING STATEMENTS

Except for historical information, statements made in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met.  Actual events or results may differ materially from the forward-looking statements.

Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, exploration risks, uncertainties about estimates of reserves, competition, government regulation, costs and results of drilling new projects,  equipment availability, or other things that are associated with oil and gas production or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.  These risks and uncertainties are described in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”).

Mexco Contact:
Tammy L. McComic, Executive Vice President and Chief Financial Officer,
mexco@sbcglobal.net, (432) 682-1119